Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-219848, 333-185498, 333-196116, 333-198092, 333-248813, 333-259280, 333-265661, and 333-283912) of SSR Mining Inc. of our report dated March 28, 2025 relating to the combined financial statements of the Cripple Creek and Victor Gold Mine as of and for the years ended December 31, 2024 and 2023 appearing in this Current Report on Form 8-K/A of SSR Mining Inc.

/s/ Ernst & Young LLP

Denver, Colorado
May 07, 2025